Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
P.F. Chang’s China Bistro, Inc.:
We consent to the incorporation by reference in the registration statements No. 333-56618 on Form S-3 and Nos. 333-134213, 333-132410, 333-122408, 333-116372, 333-98665, and 333-73035 on Form S-8, of P.F. Chang’s China Bistro, Inc. and subsidiaries (the Company) of our reports dated February 16, 2011, with respect to the consolidated balance sheets of the Company as of January 2, 2011 and January 3, 2010, and the related consolidated statements of income, equity, and cash flows for the years ended January 2, 2011, January 3, 2010, and December 28, 2008, and the effectiveness of internal control over financial reporting as of January 2, 2011, which reports appear in the January 2, 2011 annual report on Form 10-K of the Company.
As discussed in Note 1 to the consolidated financial statements, effective December 29, 2008, the Company has changed its method of accounting and reporting for minority interests such that they are recharacterized as noncontrolling interests and classified as a component of equity.
/s/ KPMG LLP
Phoenix, Arizona
February 16, 2011